STATE OF DELAWARE
CERTIFICATE OF CORRECTION
TO
CERTIFICATE OF TRUST
OF
INVESTMENT MANAGERS SERIES TRUST

Pursuant to Title 12, Section 3810(e) of the Delaware Statutory Trust Act (the “Act”), the undersigned trustee of Investment Managers Series Trust, a Delaware statutory trust, formerly known as Claymore Equity Trust and Claymore Trust (the "Trust"), hereby certifies as follows:

1.           The name of the statutory trust is Investment Managers Series Trust.

2.           The Certificate of Trust of the Trust was filed with the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 15, 2005 (the "Certificate of Trust").  A Certificate of Amendment to the Certificate of Trust was filed with the Secretary of State on June 2, 2005, changing the name of the Trust from Claymore Equity Trust to Claymore Trust.  A Certificate of Amendment to the Certificate of Trust was filed with the Secretary of State on December 5, 2007, changing the name of the Trust from Claymore Trust to Investment Managers Series Trust.

3.           The Certificate of Trust requires correction as permitted by Section 3810(e) of the Delaware Statutory Trust Act.

4.           The inaccuracy or defect in the Certificate of Trust to be corrected is the omission of a provision authorizing the issuance of series as provided in Sections 3804 and 3806(b)(2) of the Act.  The Certificate of Trust should be corrected to add the following provision:

"4.           Series Trust.  The Trust may issue series of beneficial interests, having separate rights, powers or duties with respect to property or obligations of the Trust, as provided in Sections 3804 and 3806(b)(2) of the Act, such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series, and, unless otherwise provided in the governing instrument, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any series thereof shall be enforceable against the assets of the Trust generally or of any other series."

[signature page follows]

IN WITNESS WHEREOF, the undersigned trustee has caused this Certificate of Correction to be executed this 23rd day of November, 2009.

Company Name

By:	/s/ Eric Banhazl
Name: Eric Banhazl Title: Trustee